Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 1, 2021, with respect to the financial statements of Everarc Holdings Limited contained in this Registration Statement and Prospectus of Perimeter Solutions, SA. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON UK LLP

London, United Kingdom

October 25, 2021